Exhibit 99.1

[CYBEX Logo Appears Here]

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX REPORTS SECOND QUARTER FINANCIAL RESULTS

EPS $.07 VS. $.08; NET SALES UP 13%

MEDWAY, MA, July 27, 2005 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the second quarter ended June 25, 2005. Net sales for the quarter were $27,197,000 versus $24,073,000 for the comparable 2004 period, an increase of 13%. Net income for the quarter ended June 25, 2005 was up 25% to $1,038,000, or $0.07 per share on a fully diluted basis, compared to net income of $833,000, or $0.08 per share on a fully diluted basis, for the second quarter of 2004. Average shares outstanding increased from 8.9 million to 15.1 million. Net sales for the six months ended June 25, 2005 were $51,956,000 compared to $48,493,000 for 2004, an increase of 7%. Net income for the six months ended June 25, 2005 was $1,157,000, or $0.07 per fully diluted share, compared to net income of $1,208,000, or $0.10 per fully diluted share, for the prior year period.

John Aglialoro, Chairman and CEO stated, “The second quarter re-affirmed our long-term vision of growth for CYBEX. Sales for the quarter increased 13% from 2004, led by the continued success of the Arc Trainer. I am excited about the scheduled introduction of a number of important new products during the second half of 2005 and I am committed to maintaining the momentum of innovation.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user - from the professional athlete to the first-time exerciser - to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 6, 2005.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	Three Months Ended		Six Months Ended
	June 25, 2005	June 26, 2004 (1)	June 25, 2005	June 26, 2004 (1)
Net sales	$27,197	$24,073	$51,956	$48,493
Cost of sales	17,546	14,856	33,450	30,021

Gross profit	9,651	9,217	18,506	18,472
As a percentage of net sales	35.5%	38.3%	35.6%	38.1%
Selling, general and administrative expenses	7,966	7,431	16,049	15,373

Operating income	1,685	1,786	2,457	3,099
Interest expense, net	619	953	1,215	1,881

Income before income taxes	1,066	833	1,242	1,218
Income taxes	28	—	85	10

Net income	1,038	833	1,157	1,208
Preferred stock dividends	—	122	—	244

Net income attributable to common stockholders	$1,038	$711	$1,157	$964

Basic net income per share	$0.07	$0.08	$0.08	$0.11

Diluted net income per share	$0.07	$0.08	$0.07	$0.10

Shares used in computing basic net income per share	15,121	8,868	15,113	8,868

Shares used in computing diluted net income per share	15,690	9,463	15,708	9,398

(1)	The 2004 statement of operations has been reclassified to conform to the current year presentation.

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(unaudited)

	June 25, 2005	December 31, 2004
ASSETS
Current assets:
Cash	$552	$1,826
Accounts receivable, net	14,964	15,891
Inventories	8,869	8,014
Prepaid expenses and other	2,006	1,684

Total current assets	26,391	27,415
Property and equipment, net	14,909	13,544
Goodwill	11,247	11,247
Other assets	1,900	2,280

	$54,447	$54,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,369	$9,116
Current portion of capital leases	517	408
Accounts payable	4,966	5,377
Accrued expenses	10,774	9,196

Total current liabilities	20,626	24,097
Long-term debt	13,839	11,489
Capital leases	564	648
Other liabilities	2,247	2,466

Total liabilities	37,276	38,700
Stockholders’ equity	17,171	15,786

	$54,447	$54,486

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